Exhibit 99.1

First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
MEDIA RELEASE
First Industrial Realty Trust Reports
Third Quarter 2009 Results
•	FFO Per Share of $0.57 Includes Gain on Retirement of Debt Plus Other One-Time Items

•	Repurchased $123.7 Million of Senior Unsecured Debt; Bought Back Additional $12.6 Million in Fourth Quarter to Date

•	Closed Five Secured Financing Transactions Totaling $47.1 Million; Completed an Additional Three Secured Financing Transactions Totaling $54.0 Million in Fourth Quarter to Date

•	Completed $25.2 Million of Asset Sales on Balance Sheet

•	Raised $15.9 Million of New Equity Capital During Quarter Through the Company’s Dividend Reinvestment and Direct Stock Purchase Plan

•	Raised Net Proceeds of Approximately $68.3 Million Through Common Equity Offering in October

•	Previously Announced Cost Reduction Actions Expected to Result in $8 Million of Additional Annual Savings
CHICAGO, November 4, 2009 — First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today announced results for the quarter ended September 30, 2009. Diluted net income (loss) available to common stockholders per share (EPS) was $(0.04), compared to $0.08 in third quarter 2008. For the third quarter 2009, funds from operations (FFO) were $0.57 per share/unit on a diluted basis, up from $0.44 per share/unit a year ago. EPS and FFO results for the third quarter of 2009 reflect several one-time items including a $0.36 per share gain on retirement of debt, an income tax benefit of $0.13 per share, a non-cash loss of $0.14 per share related to an impairment charge for real estate and an $0.11 per share impairment charge related to certain of the Company’s joint ventures.
“We made further progress during the quarter on our plan to reduce total leverage with a focus on our 2011 and 2012 maturities,” said Bruce W. Duncan, president and CEO. “With the new equity capital we successfully raised, along with proceeds from additional secured financing transactions and asset sales, we will continue to execute on our deleveraging plan.”
Mr. Duncan added, “Our portfolio performance in the quarter reflected the competitive industry and economic conditions, as the level of vacancies relative to customer demand continued to impact our occupancy and rental rates. We are encouraged, however, by the level of interest in our available space in virtually all of our markets, and our regional teams are squarely focused on improving our portfolio occupancy over time.”

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Portfolio Performance for On Balance Sheet Properties
•	In-service occupancy was 81.7%, compared to 82.1% in the second quarter

•	Retained tenants in 82.4% of square footage up for renewal, up from an average of 61.3% for the first half of 2009

•	Excluding lease termination fees, same property cash basis net operating income (NOI) declined 7.8%. Including lease termination fees, same property NOI declined 7.7%

•	Rental rates decreased 9.4%; leasing costs were $2.20 per square foot
Capital Markets Activities and Financial Position (Balance Sheet Information)
•	Closed five secured financing transactions in the third quarter totaling $47.1 million secured by 21 properties totaling approximately 1.6 million square feet with a 6.99% weighted average interest rate with maturities ranging from five to seven years

•	Closed three secured financing transactions in the fourth quarter to date totaling $54.0 million, secured by 14 properties totaling approximately 1.9 million square feet with a weighted average interest rate of 7.32% and maturities averaging five years

•	Completed the issuance of 3.0 million shares of the Company’s common stock, generating approximately $15.9 million in net proceeds, under the direct stock purchase component of the Company’s dividend reinvestment and direct stock purchase plan

•	Completed common stock offering of 13.6 million shares in October for net proceeds of approximately $68.3 million

•	Repurchased a total of approximately $123.7 million of senior unsecured debt in the third quarter at an average purchase price of 84% of par, consisting of:
o	$44.1 million of its 7.375% March 2011 senior notes

o	$1.0 million of its 4.625% September 2011 exchangeable notes

o	$40.2 million of its 6.875% April 2012 senior notes; and

o	$38.4 million of senior notes with maturities beyond 2012
•	Repurchased an additional $12.6 million of senior unsecured debt in the fourth quarter to date

•	Less than $19 million of debt maturing and principal payments due through the end of 2010

•	85% of real estate assets are unencumbered by mortgages

•	7.5 years weighted average maturity of permanent debt
“We generated additional capital for our deleveraging plan using a three-pronged approach of secured financings, asset sales and equity issuances,” said Scott Musil, acting chief financial officer. “During the third quarter, we repurchased $124 million of senior unsecured debt at a 16% discount to par, with an additional $12.6 million repurchased in the fourth quarter to date. Since June 30, 2009, we have reduced the amounts due on our 2011 and 2012 senior unsecured notes by a combined $90 million.”
Asset Sales
Balance Sheet
•	Sold seven facilities totaling 307,000 square feet, including five vacant facilities, plus three land parcels, for a total of $25.2 million
Joint Ventures
•	Sold one building totaling 157,000 square feet and one land parcel for a total of $12.0 million

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Common Dividend Policy
As previously announced, First Industrial’s dividend policy is to distribute the minimum amount required to maintain its REIT status. If required to pay common stock dividends in 2009, depending on its taxable income, the Company may elect to satisfy this obligation by distributing a combination of cash and common shares. The Company will make a determination regarding its 2009 dividend at year-end.
Anticipated Tax Refund
During the third quarter, as previously announced, First Industrial significantly restructured the operations of a taxable REIT subsidiary after receiving a favorable private letter ruling from the Internal Revenue Service (IRS). As a result of the restructuring, the subsidiary recognized tax losses on a number of properties and investments in certain of its joint ventures whose tax basis was greater than fair market value. Under federal income tax rules, the Company believes that the subsidiary is able to carry back these tax losses to offset taxable income it had previously recognized. Consequently, the Company expects to apply for and receive a federal income tax refund of approximately $27.0 million before the end of the first quarter of 2010. However, the tax refund could be challenged by the IRS, or delayed by the Company’s filing of the necessary tax returns on a date that is later than anticipated, or by other reasons that the Company does not foresee, any of which may result in a delay or a diminution of the expected tax refund.
Expense Reduction Actions
As announced on September 29, 2009, First Industrial undertook further organizational and overhead cost reductions as part of its plan to align its cost structure with industry conditions and its level of business activity. These actions are expected to result in annualized savings in the range of approximately $8.0 million to $8.4 million. As a result of these actions, the Company incurred a pre-tax restructuring charge to earnings in the third quarter of $1.4 million, in addition to the $4.8 million of charges recorded in the first half of 2009, consisting primarily of one-time termination benefits and including office closing and other costs.
Joint Venture Activity
As previously disclosed, on September 18, 2009, First Industrial received a notice from the counterparty in the 2006 Net Lease Co-Investment Program that such counterparty is exercising the buy/sell provision in the program’s governing agreement to either purchase our 15% interests in the real property assets currently owned by the program or sell to us its interests in some or all of such assets, along with an additional real property asset in another program which we manage but in which we have no ownership interest. Under that buy/sell provision, the Company has a 60 day period during which to respond. The Company is currently evaluating its alternatives, but now anticipates that it will accept the counterparty’s offered price to purchase the Company’s interests in all of the program’s real property assets. As a result, the Company recognized an impairment charge of approximately $5.6 million as a result of the difference between its basis in its joint venture interest and the offered price. The purchasing party for each asset in the program will be required to pay within six months, or other mutually agreed upon time. First Industrial’s fees from this program and from its management of the additional asset were approximately $0.5 million in the third quarter of 2009.

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Also as previously announced, effective September 2, 2009, First Industrial no longer serves as asset, property and leasing manager for two properties in another net lease program with the same counterparty and in which the Company has no equity investment. The Company’s fees from this contract were approximately $0.1 million in the third quarter of 2009. The Company received a one-time termination fee of approximately $0.9 million in the third quarter from the termination of this management agreement.
Balance Sheet Property Impairment Charge
First Industrial recognized a non-cash impairment charge of $6.9 million for the third quarter with respect to one balance sheet property comprised of 212,545 square feet located in the Inland Empire. Based on the Company’s leasing assumptions for its intended holding period for the property, the Company determined the property’s book value was impaired. As a result, the Company recognized a non-cash impairment charge based on the difference between the fair value of the property and its carrying value.
Outlook
Mr. Duncan stated, “We believe the picture for customer demand has improved since last quarter based on the heightened level of leasing interest in our available properties, although this activity has yet to manifest itself through increased lease signings. We expect new supply in the market to be limited for the next several quarters, which could benefit our portfolio if the economic recovery continues to gain traction.”

	Low End of	High End of
	Guidance for 2009	Guidance for 2009
	(Per share/unit)	(Per share/unit)
Net Loss Available to Common Stockholders	$(0.90)	$(0.80)
Add: Real Estate Depreciation/Amortization	2.85	2.85
Gain from Sale of Depreciated Properties YTD 2009	(0.37)	(0.37)

FFO (NAREIT Definition)	$1.58	$1.68

FFO Excluding Restructuring Charges	$1.71	$1.81

The following assumptions were used:
•	Average in-service occupancy for 2009 of 82.0% to 83.0%, representing a tightening of the range by 0.5% at both ends

•	Same-store NOI of -4% to -5% for the full year, representing a tightening of the prior range of -4% to -6%

•	JV FFO of $10 million to $12 million, representing a reduction of $3.5 million at the midpoint, primarily due to the impairment charge related to 2006 Net Lease Co-Investment Program, partially offset by the one-time termination fee from a net lease program as discussed above

•	General and administrative expense of approximately $39.5 million to $40.5 million, a reduction from prior guidance due to the additional expense reduction actions in the quarter

•	Restructuring charges of $7.2 million ($4.2 million cash, $3.0 million non-cash)

•	The Company has repurchased $12.6 million of debt since September 30, 2009. Included in FFO and EPS guidance is approximately $0.02 per share of gain related to the repurchase of

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this debt. The Company is targeting additional debt repurchases in 2009; however, the impact of any future repurchases is not reflected in the FFO and EPS guidance above.

•	The Company plans to sell additional properties in 2009 depending upon market conditions, including previously depreciated assets, the impact of which is not included in FFO under the NAREIT definition. The impact of future sales is also excluded from our EPS guidance above.
A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the economies of the United States and Canada, the supply and demand of industrial real estate, the availability and terms of financing to potential acquirers of real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results.
FFO Definition
First Industrial reports FFO in accordance with the NAREIT definition to provide a comparative measure to other REITs. NAREIT recommends that REITs define FFO as net income, excluding gains (or losses) from the sale of previously depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across major markets in North America, our local market experts manage, lease, buy, (re)develop, and sell industrial properties, including all of the major facility types — bulk and regional distribution centers, light industrial, manufacturing, and R&D/flex. We have a track record of industry leading customer service, and in total, we own, manage and have under development 94 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com. We post or otherwise make available on this website from time to time information that may be of interest to investors.
Forward-Looking Information
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “should” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a materially adverse affect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities (including the Internal Revenue Service); our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties; the availability and attractiveness of terms of additional debt repurchases; interest rates; our credit agency ratings; our ability to comply with applicable financial covenants; competition; changes in supply and demand for industrial properties (including land, the supply and demand for which is inherently more volatile than other types of industrial property) in the Company’s current and proposed market areas; difficulties in consummating acquisitions and dispositions; risks related to our investments in properties through joint ventures; environmental liabilities; slippages in development or lease-up schedules; tenant creditworthiness; higher-than-expected costs; changes in asset valuations and related impairment charges; changes in general

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accounting principles, policies and guidelines applicable to real estate investment trusts; international business risks and those additional factors described under the heading “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and in the Company’s subsequent quarterly reports on Form 10-Q. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.
A schedule of selected financial information is attached.
First Industrial Realty Trust, Inc. will host a quarterly conference call at 11:00 a.m. EST, 10:00 a.m. CST, on Thursday, November 5, 2009. The conference may be accessed by dialing (866) 542-2938 and the passcode is “First Industrial”. The conference call will also be webcast live on the Investor Relations page of the Company’s website at www.firstindustrial.com. A replay of the conference call will also be available on the website.
The Company’s third quarter supplemental information can be viewed on First Industrial’s website, www.firstindustrial.com, on the Investor Relations page.

Contact:	Art Harmon Director, Investor Relations and Corporate Communications (312) 344-4320

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FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit)
(Unaudited)

	Three Months Ended		Nine Months Ended
		As Adjusted (a)		As Adjusted (a)
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Statement of Operations and Other Data:
Total Revenues (b)	$105,098	$136,301	$323,892	$374,531

Property Expenses	(30,371)	(30,114)	(94,088)	(93,173)
General & Administrative Expense	(8,391)	(18,088)	(30,141)	(64,342)
Restructuring Costs	(1,380)	—	(6,196)	—
Impairment of Real Estate	(6,934)	—	(6,934)	—
Depreciation of Corporate F,F&E	(526)	(539)	(1,669)	(1,513)
Depreciation and Amortization of Real Estate	(36,507)	(38,174)	(110,063)	(116,919)
Construction Expenses (b)	(14,895)	(41,895)	(50,567)	(96,628)

Total Expenses	(99,004)	(128,810)	(299,658)	(372,575)

Interest Income	731	1,054	2,013	2,816
Interest Expense	(29,119)	(27,039)	(86,608)	(84,301)
Amortization of Deferred Financing Costs	(758)	(707)	(2,220)	(2,132)
Mark-to-Market (Loss) Gain on Interest Rate Protection Agreements	(555)	—	2,861	—
Gain from Early Retirement of Debt	18,179	1,260	22,165	2,749

Loss from Continuing Operations Before Equity in Net (Loss) Income of Joint Ventures and Income Tax Benefit	(5,428)	(17,941)	(37,555)	(78,912)

Equity in Net (Loss) Income of Joint Ventures (c)	(5,889)	725	(4,309)	7,295
Income Tax Benefit	6,114	2,074	10,975	7,276

Loss from Continuing Operations	(5,203)	(15,142)	(30,889)	(64,341)

Income from Discontinued Operations (Including Gain on Sale of Real Estate of $6,734 and $22,548 for the Three Months Ended September 30, 2009 and 2008, respectively and $15,054 and $166,393 for the Nine Months Ended September 30, 2009 and 2008, respectively) (d)	7,430	24,130	16,724	179,389
(Provision) Benefit for Income Taxes Allocable to Discontinued Operations (Including a (Provision) Benefit Allocable to Gain on Sale of Real Estate of $(238) and $26 for the Three Months Ended September 30, 2009 and 2008, respectively and $158 and $(2,748) for the Nine Months Ended September 30, 2009 and 2008, respectively) (d)	(96)	(75)	30	(3,379)

Income (Loss) Before Gain on Sale of Real Estate	2,131	8,913	(14,135)	111,669

Gain on Sale of Real Estate	261	—	721	12,008
Benefit (Provision) for Income Taxes Allocable to Gain on Sale of Real Estate	380	—	(151)	(2,909)

Net Income (Loss)	2,772	8,913	(13,565)	120,768

Net Loss (Income) Attributable to the Noncontrolling Interest	193	(454)	3,100	(13,293)

Net Income (Loss) Attributable to First Industrial Realty Trust, Inc.	2,965	8,459	(10,465)	107,475

Preferred Dividends	(4,913)	(4,857)	(14,594)	(14,571)

Net (Loss) Income Available to First Industrial Realty Trust, Inc.’s Common Stockholders and Participating Securities	$(1,948)	$3,602	$(25,059)	$92,904

RECONCILIATION OF NET (LOSS) INCOME AVAILABLE TO FIRST INDUSTRIAL REALTY TRUST, INC.’S COMMON STOCKHOLDERS AND PARTICIPATING SECURITIES TO FFO (e) AND FAD (e)

Net (Loss) Income Available to First Industrial Realty Trust, Inc.’s Common Stockholders and Participating Securities	$(1,948)	$3,602	$(25,059)	$92,904

Depreciation and Amortization of Real Estate	36,507	38,174	110,063	116,919
Depreciation and Amortization of Real Estate Included in Discontinued Operations	451	1,654	2,292	9,056
Noncontrolling Interest	(193)	454	(3,100)	13,293
Depreciation and Amortization of Real Estate — Joint Ventures (c)	1,151	1,965	4,097	5,688
Accumulated Depreciation/Amortization on Real Estate Sold	(4,820)	(12,804)	(10,262)	(92,302)
Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (c)	(122)	(632)	(122)	(1,499)
Non-NAREIT Compliant Economic Gains	(1,917)	(9,744)	(4,816)	(75,503)
Non-NAREIT Compliant Economic Gains from Joint Ventures (c)	(28)	(318)	(61)	(2,430)

Funds From Operations (NAREIT) (“FFO”) (e)	$29,081	$22,351	$73,032	$66,126

Gain from Early Retirement of Debt	(18,179)	(1,260)	(22,165)	(2,749)
Restricted Stock Amortization	2,826	4,592	10,873	12,776
Amortization of Deferred Financing Costs	758	707	2,220	2,132
Depreciation of Corporate F,F&E	526	539	1,669	1,513
Non-NAREIT Compliant Economic Gains	1,917	9,744	4,816	75,503
Non-NAREIT Compliant Economic Gains from Joint Ventures (c)	28	318	61	2,430
Mark-to-Market Loss (Gain) on Interest Rate Protection Agreements	555	—	(2,861)	—
Joint Venture Impairment	5,627	—	5,627	—
Impairment of Real Estate	6,934	—	6,934	—
Non-Incremental Capital Expenditures	(8,737)	(7,367)	(22,450)	(22,546)
Straight-Line Rent	(2,313)	(756)	(5,850)	(4,689)

Funds Available for Distribution (“FAD”) (e)	$19,023	$28,868	$51,906	$130,496

FIRST INDUSTRIAL REALTY TRUST, INC.
Selected Financial Data
(In thousands, except for per share/unit)
(Unaudited)

	Three Months Ended		Nine Months Ended
		As Adjusted (a)		As Adjusted (a)
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
RECONCILIATION OF NET (LOSS) INCOME AVAILABLE TO FIRST INDUSTRIAL REALTY TRUST, INC.’S COMMON STOCKHOLDERS AND PARTICIPATING SECURITIES TO EBITDA (e) AND NOI (e)

Net (Loss) Income Available to First Industrial Realty Trust, Inc.’s Common Stockholders and Participating Securities	$(1,948)	$3,602	$(25,059)	$92,904

Interest Expense	29,119	27,039	86,608	84,301
Restructuring Costs	1,380	—	6,196	—
Joint Venture Impairment	5,627	—	5,627	—
Impairment of Real Estate	6,934	—	6,934	—
Depreciation and Amortization of Real Estate	36,507	38,174	110,063	116,919
Depreciation and Amortization of Real Estate Included in Discontinued Operations	451	1,654	2,292	9,056
Preferred Dividends	4,913	4,857	14,594	14,571
Benefit for Income Taxes	(6,398)	(1,999)	(10,854)	(988)
Noncontrolling Interest	(193)	454	(3,100)	13,293
Gain from Early Retirement of Debt	(18,179)	(1,260)	(22,165)	(2,749)
Amortization of Deferred Financing Costs	758	707	2,220	2,132
Depreciation of Corporate F,F&E	526	539	1,669	1,513
Depreciation and Amortization of Real Estate — Joint Ventures (c)	1,151	1,965	4,097	5,688
Accumulated Depreciation/Amortization on Real Estate Sold	(4,820)	(12,804)	(10,262)	(92,302)
Accumulated Depreciation/Amortization on Real Estate Sold — Joint Ventures (c)	(122)	(632)	(122)	(1,499)

EBITDA (e)	$55,706	$62,296	$168,738	$242,839

General and Administrative Expense	8,391	18,088	30,141	64,342
Mark-to-Market Loss (Gain) on Interest Rate Protection Agreements	555	—	(2,861)	—
Non-NAREIT Compliant Economic Gains from Joint Ventures (c)	(28)	(318)	(61)	(2,430)
Non-NAREIT Compliant Economic Gains	(1,917)	(9,744)	(4,816)	(75,503)
NAREIT Compliant Economic Gains (e)	(258)	—	(697)	(12,923)
Joint Venture Impairment	(5,627)	—	(5,627)	—
FFO of Joint Ventures (e)	1,438	(7,767)	(8,615)	(24,422)

Net Operating Income (“NOI”) (e)	$58,260	$62,555	$176,202	$191,903

RECONCILIATION OF GAIN ON SALE OF REAL ESTATE TO NAREIT COMPLIANT ECONOMIC GAINS (e)

Gain on Sale of Real Estate	261	—	721	12,008
Gain on Sale of Real Estate included in Discontinued Operations	6,734	22,548	15,054	166,393
Non-NAREIT Compliant Economic Gains	(1,917)	(9,744)	(4,816)	(75,503)
Accumulated Depreciation/Amortization on Real Estate Sold	(4,820)	(12,804)	(10,262)	(92,302)
Assignment Fees	—	—	—	2,327

NAREIT Compliant Economic Gains (e)	$258	$—	$697	$12,923

Weighted Avg. Number of Shares/Units Outstanding — Basic/ Diluted (f)	50,874	49,431	50,259	49,418
Weighted Avg. Number of Shares Outstanding — Basic/Diluted (f)	45,360	43,151	44,653	43,088

Per Share/Unit Data:
FFO (NAREIT)	$29,081	$22,351	$73,032	$66,126
Less: Allocation to Participating Securities	—	516	—	1,426

FFO (NAREIT) Allocable to Common Stockholders and Unitholders	$29,081	$21,835	$73,032	$64,700
— Basic/Diluted (f)	$0.57	$0.44	$1.45	$1.31

Loss from Continuing Operations Less Noncontrolling Interest and Preferred Dividends	$(8,493)	$(17,468)	$(39,958)	$(61,052)
Less: Allocation to Participating Securities	—	—	—	—

Loss from Continuing Operations Less Noncontrolling Interest and Preferred Dividends Available to Common Stockholders	$(8,493)	$(17,468)	$(39,958)	$(61,052)
— Basic/Diluted (f)	$(0.19)	$(0.40)	$(0.89)	$(1.42)

Net (Loss) Income Available	$(1,948)	$3,602	$(25,059)	$92,904
Less: Allocation to Participating Securities	—	95	—	2,290

Net (Loss) Income Available to First Industrial Realty Trust, Inc.’s Common Stockholders And Participating Securities	$(1,948)	$3,507	$(25,059)	$90,614
— Basic/Diluted (f)	$(0.04)	$0.08	$(0.56)	$2.10

Dividends/Distributions	N/A	$0.72	N/A	$2.16

FFO Payout Ratio	N/A	163.0%	N/A	165.0%
FAD Payout Ratio	N/A	126.2%	N/A	83.6%

Balance Sheet Data (end of period):
Real Estate Before Accumulated Depreciation	$3,323,199	$3,307,713
Real Estate and Other Held For Sale, Net	49,718	70,220
Total Assets	3,123,617	3,314,120
Debt	1,990,966	1,985,824
Total Liabilities	2,133,945	2,226,987
Total Equity	$989,672	$1,087,133

a)	On January 1, 2009, the Company adopted newly issued guidance from the Financial Accounting Standards Board (“FASB”) regarding business combinations. The guidance states direct costs of a business combination, such as transaction fees, due diligence costs and consulting fees no longer qualify to be capitalized as part of the business combination. Instead, these direct costs need to be recognized as expense in the period in which they are incurred. Accordingly, the Company retroactively expensed these types of costs in 2008 related to pending operating property acquisitions. The impact on net income for the three and nine months ended September 30, 2008 was to increase general and administrative expense by $22 and $151, respectively.

Additionally, on January 1, 2009, the Company adopted newly issued guidance from the Accounting Principle Board regarding accounting for convertible debt that may be settled for cash upon conversion. The guidance requires the liability and equity components of convertible debt instruments to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The guidance requires that the value assigned to the debt component be the estimated fair value of a similar bond without the conversion feature, which would result in the debt being recorded at a discount. The resulting debt discount is then amortized over the period during which the debt is expected to be outstanding as additional non-cash interest expense. The impact on net income for the three and nine months ended September 30, 2008 was to increase interest expense by $395 and $1,185, respectively, and decrease amortization of deferred financing fees by $10 and $30, respectively.

The impact of the adoption of the business combination and convertible debt guidance upon the balance sheet as of September 30, 2008 was to decrease total assets by $266, decrease total debt by $4,738 and increase total equity by $4,472.

Additionally, on January 1, 2009, the Company adopted new issued guidance from the Emerging Issues Task Force which requires unvested equity based compensation awards that have nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) to be included in the two class method of the computation of EPS. The impact on basic and diluted EPS for the three and nine months ended September 30, 2008 was a decrease in EPS of $0.00 and $0.05, respectively. The Company has conformed the calculation of FFO and FAD with the calculation of EPS.

b)	Construction Revenues, included within Total Revenues, and Construction Expenses include revenues and expenses associated with the Company acting in the capacity of general contractor for certain third party development projects. Additionally, construction revenues and expenses include amounts relating to the sale of industrial units that the Company developed to sell.

c)	Represents the Company’s pro rata share of net (loss) income, depreciation and amortization on real estate, accumulated depreciation and amortization on real estate sold from the Company’s joint ventures in which it owns minority equity interests and Non-NAREIT Compliant Economic Gains.

d)	Accounting for discontinued operations issued by the FASB requires that the operations and gain (loss) on sale of qualifying properties sold and properties that are classified as held for sale be presented in discontinued operations. It also requires that prior periods be restated.

e)	Investors in and analysts following the real estate industry utilize FFO, NOI, EBITDA and FAD, variously defined, as supplemental performance measures. While the Company believes net income available to First Industrial Realty Trust, Inc.’s common stockholders and participating securities, as defined by GAAP, is the most appropriate measure, it considers FFO, NOI, EBITDA and FAD, given their wide use by and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation and amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends and other cash needs. FAD provides a tool to further evaluate the ability to fund dividends. In addition, FFO, NOI, EBITDA and FAD are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

As used herein, the Company calculates FFO to be equal to net income available to First Industrial Realty Trust, Inc.’s common stockholders and participating securities, plus depreciation and amortization on real estate minus accumulated depreciation and amortization on real estate sold less non-NAREIT Compliant Economic Gains.

NOI is defined as revenues of the Company, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses. NOI includes NOI from discontinued operations.

EBITDA is defined as NOI, plus the equity in FFO of the Company’s joint ventures which are accounted for under the equity method of accounting, plus Joint Venture impairment, plus NAREIT and Non-NAREIT Compliant Economic Gains, plus or minus mark-to-market gain or loss on interest rate protection agreements, minus general and administrative expenses. EBITDA includes EBITDA from discontinued operations.

FAD is defined as EBITDA, minus GAAP interest expense, minus restructuring costs, minus preferred stock dividends, minus straight-line rental income, minus provision for income taxes or plus benefit for income taxes, minus or plus mark-to-market gain or loss on interest rate protection agreements, plus restricted stock amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures are building improvements and leasing costs required to maintain current revenues.

FFO, NOI, EBITDA and FAD do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, EBITDA and FAD should not be considered as substitutes for net income available to common stockholders and participating securities (calculated in accordance with GAAP), as a measure of results of operations, or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, EBITDA and FAD, as currently calculated by the Company, may not be comparable to similarly titled, but variously calculated, measures of other REITs.

In addition, the Company considers cash-basis same store NOI (“SS NOI”) to be a useful supplemental measure of its operating performance. The Company has adopted the following definition of its same store pool of properties: Same store properties, for the period beginning January 1, 2009, include all properties owned prior to January 1, 2008 and held as an operating property through the end of the current reporting period and developments and redevelopments that were placed in service or were substantially completed for 12 months prior to January 1, 2008 (the “Same Store Pool”). The Company defines SS NOI as NOI, less NOI of properties not in the Same Store Pool, less the impact of straight-line rent and the amortization of above/below market rent. For the quarters ended September 30, 2009 and 2008, NOI was $58,260 and $62,555, respectively; NOI of properties not in the Same Store Pool was $8,449 and $9,710, respectively; the impact of straight-line rent and the amortization of above/below market rent was $1,728 and $745, respectively. The Company excludes straight-line rents and above/below market rent amortization in calculating SS NOI because the Company believes it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, the Company believes that SS NOI helps the investing public compare the operating performance of a company’s real estate as compared to other companies. While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expenses, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, the Company’s computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI.

f)	Pursuant to guidance issued by the FASB regarding the calculation of earnings per share, the diluted weighted average number of shares/units outstanding and the diluted weighted average number of shares outstanding are the same as the basic weighted average number of shares/units outstanding and the basic weighted average number of shares outstanding, respectively, for periods in which continuing operations is a loss, as the dilutive effect of stock options and restricted units would be antidilutive to the loss from continuing operations per share.